                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No.21)


                              Media General, Inc.
                              -------------------
                               (Name of Issuer)


                         Class A Common Stock, $5 Par
                         -----------------------------
                        (Title of Class of Securities)


                                   584404107
                                   ---------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)
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--------------------                                       -----------------
CUSIP No.  584404107                   13G                 Page 2 of 6 Pages
--------------------                                       -----------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION No. OF ABOVE PERSON

      Northern Trust Corporation                       36-2723087
      The Northern Trust Company                       36-1561860
      Northern Trust Bank of Florida, NA               36-2798553
      Northern Trust Quantitative Advisors, Inc.       36-3608252
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            29,867

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,422,801
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             81,704

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,367,897
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,454,268
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10

      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.42
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      Northern Trust Corporation HC

------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

            SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [_]

1.   (a)  Media General, Inc.
          -------------------
          Name of Issuer:

     (b)  111 North 4th Street, 4th Floor, Richmond, Va. 23219
          ----------------------------------------------------
          Address of Issuer's Principal Executive Office:

2.   (a)  Northern Trust Corporation
          --------------------------
          Name of Person Filing:

     (b)  50 South LaSalle Street, Chicago, Illinois 60675
          ------------------------------------------------
          Address of Person Filing:

     (c)  U.S. (Delaware Corporation)
          ---------------------------
          Citizenship:

     (d)  Class A Common Stock, $5 Par
          ----------------------------
          Title of Class of Securities:

     (e)  584404107
          ---------
          CUSIP Number:

3.   This statement is being filed by Northern Trust Corporation as a
     ----------------------------------------------------------------
     Parent Holding Company in acordance with S240.13d-1(b)(1)(ii)(G)
     ----------------------------------------------------------------

4.   (a)  Amount Beneficially Owned
          -------------------------
          2,454,268

     (b)  Percent of Class
          ----------------
          9.42

     (c)  Number of shares as to which such person has:

          (i)    Sole Power to Vote or to Direct the Vote:
                 ----------------------------------------
                 29,867

          (ii)   Shared Power to Vote or to Direct the Vote:
                 ------------------------------------------
                 2,422,801

          (iii)  Sole Power to Dispose or Direct Disposition:
                 -------------------------------------------
                 81,704

          (iv)   Shared Power to Dispose or Direct Disposition:
                 ---------------------------------------------
                 2,367,897

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [_]

6. Statement regarding ownership of 5 percent or more on behalf of another person:

7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a)(6) of the Act:

     The Northern Trust Company           Northern Trust Quantitative Advisors,
     50 South LaSalle Street              Inc.
     Chicago, IL 60675                    50 South LaSalle Street
                                          Chicago, IL 60675

     Northern Trust Bank of Florida N.A.
     700 Brickell Avenue
     Miami,FL 33131

8.   Identification and Classification of Members of the Group.

     Not Applicable

9.   Notice of Dissolution of Group:

     Not Applicable

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, completed and correct.


                                             NORTHERN TRUST CORPORATION


                                             ___________________________________
                                             By: Perry R. Pero

DATED: 02-08-2000                            As its: Vice Chairman

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004
Attention: Filing Desk, Stop 1-4

                           RE: Media General, Inc.
                               -------------------

     Pursuant to the requirement of 240.13d-1(k) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                             NORTHERN TRUST CORPORATION

                                             ___________________________________
                                             By: Perry R. Pero

DATED: 02-08-2000                            As its: Vice Chairman


The NORTHERN TRUST COMPANY

___________________________________
By: Perry R. Pero
As its Vice Chairman

NORTHERN TRUST BANK OF FLORIDA, NA

___________________________________
By: Barry G. Hastings
As its Authorized Representative


NORTHERN TRUST QUANTITATIVE ADVISORS, INC.


___________________________________
By: John Goodwin
As its Managing Director